CH ENERGY GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                EXHIBIT (12)(i)


                                                                      2001                     Year Ended December 31,
                                                           ------------------------- ---------------------------------------------
                                                             3 Months    12 Months
                                                              Ended        Ended                              ( * )      ( * )
                                                              Dec 31       Dec 31      2000        1999        1998       1997
                                                           ----------   ----------  ----------  ----------  ----------  ----------
     Earnings:
A.       Net Income                                           $19,761      $50,835     $50,973     $48,573     $49,314    $51,856
B.       Federal and State Income Tax                         (22,981)      (3,338)     38,215      28,925      28,627     26,237
                                                           ----------   ----------  ----------  ----------  ----------  ----------
C.       Earnings before Income Taxes                         ($3,220)     $47,497     $89,188     $77,498     $77,941    $78,093
                                                           ==========   ==========  ==========  ==========  ==========  ==========
D.       Fixed Charges
              Interest on Mortgage Bonds                          670        5,211      11,342      13,057      14,225      14,237
              Interest on Other Long-Term  Debt                 1,798       10,446      12,864      11,094       8,890       8,860
              Other Interest                                    3,049       14,187      10,473       4,860       3,639       2,647
              Interest Portion of Rents                           193          801         962         993       1,004       1,020
              Amortization of Premium & Expense on Debt           335        1,350       1,170         993         924         906
              Preferred Stock Dividends of Central Hudson         (95)       3,026       5,556       5,078       5,031       4,800
                                                           ----------   ----------  ----------  ----------  ----------  ----------
                            Total Fixed Charges               $5,950       $35,021     $42,367     $36,075     $33,713     $32,470
                                                           ==========   ==========  ==========  ==========  ==========  ==========

E.       Total Earnings                                        $2,730      $82,518    $131,555    $113,573    $111,654   $110,563
                                                           ==========   ==========  ==========  ==========  ==========  ==========

     Preferred Dividend Requirements:
F.       Allowance for Preferred Stock Dividends
                  Under IRC Sec 247                              $807       $3,230      $3,230      $3,230      $3,230      $3,230
G.       Less Allowable Dividend Deduction                        (31)        (127)       (127)       (127)       (127)       (127)
                                                           ----------   ----------  ----------  ----------  ----------  ----------
H.       Net Subject to Gross-up                                  776        3,103       3,103       3,103       3,103       3,103
I.       Ratio of Earnings before Income
              Taxes to Net Income     (C/A)                    (0.163)       0.934       1.750       1.595       1.581       1.506
                                                           ----------   ----------  ----------  ----------  ----------  ----------
J.       Preferred Dividend  (Pre-tax)    (H x I)                (126)       2,899       5,429       4,951       4,904       4,673
K.       Plus Allowable Dividend Deduction                         31          127         127         127         127         127
                                                           ----------   ----------  ----------  ----------  ----------  ----------
L.       Preferred Dividend Factor                                (95)       3,026       5,556       5,078       5,031       4,800
                                                           ==========   ==========  ==========  ==========  ==========  ==========

M.       Ratio of Earnings to Fixed Charges    (E/D)             0.46         2.36        3.11        3.15        3.31        3.41
                                                           ==========   ==========  ==========  ==========  ==========  ==========

( * ) CH Energy Group, Inc. was formed on Dec. 15, 1999. Prior Periods have been restated to reflect preferred stock dividends as a component of fixed charges.